Exhibit 99

PRESS RELEASE

CONTACT:	James R. McLaughlin
717-436-2144
www.fnbmifflintown.com

FOR IMMEDIATE RELEASE:

FIRST NATIONAL BANK OF MIFFLINTOWN HONORS SAMUEL F. METZ FOR HIS LEADERSHIP ROLES IN BANKING, EDUCATION AND AGRICULTURE

Samuel F. Metz has been honored by the First National Bank of Mifflintown for his 45 years of leadership, first as a member of the Bank’s Board of Directors and later as Board Chairman, by Bank officials following his retirement as Chairman on January 13.

On that date, members of the Bank’s Board of Directors and the Bank’s five Advisory Boards, as well as the Bank’s Directors Emeriti, recognized that leadership at a dinner in the Perry Valley Grange Hall in Millerstown R.D.

The retirement dinner also highlighted the significant contributions which Mr. Metz had made in education and agriculture over the years in Juniata County.

Mr. Metz will continue as a member of the Board of Directors of First National Bank, while his duties as Chairman will be assumed by James R. McLaughlin, who will also continue as President and Chief Executive Officer of the Bank.

Mr. Metz was first elected as a member of the Board of Directors on January 13, 1959 when the Bank’s assets totaled nearly $1.99 million and income for the year 1958 totaled $36,290. On April 11, 1989, he was elected Chairman of the Board when assets had reached a total of $42.2 million a few months earlier in December 1988 and income totaled more than $334,760 for the year.

By the end of December 2003, Bank assets had increased to nearly $222.5 million and income had grown to an estimated $2.1 million.

“The leadership skills of Sam Metz are reflected in this remarkable growth record for the Bank,” said Mr. McLaughlin. “He can be proud of the impressive achievements in financial growth, but also in the physical expansions which the Bank has experienced during his tenure on the Board.”

“Sam Metz has been an outstanding Chairman with extraordinary vision and energy that challenges all of us at First National Bank to apply and develop our best talents for the betterment of our customers and the communities we serve.” McLaughlin said.

McLaughlin continued: “Mr. Metz deserves enormous credit for helping to build and strengthen the Bank’s management and staff with professionalism and dedication that have made First National Bank an outstanding community bank with a strong regional outreach.”

McLaughlin noted that the Bank had only two officers and three employees when Mr. Metz was elected a member of the Board of Directors in January 1959. At that time, the late Ezra C. Doty was the Bank’s Executive Vice President and Cashier and the late J. Franklin Miller was Assistant Cashier. the late Penrose Hertzler was the Bank’s President and Thomas R. Shearer was Bank Secretary. Mr. Shearer, currently retired, later became Chairman of the Board.

The Bank’s current management and staff roster totals 106, including 59 full-time and 47 part-time employees, in ten Bank offices located throughout Juniata and Perry counties.

Careers in Education and Agriculture

Mr. Metz was born in Thompsontown where his father was a practicing physician. At age 11, young Sam moved to Philadelphia where he graduated from Northeast High School for Boys in 1934. In 1939, he graduated from Juniata College with a Bachelor of Science degree in science and social studies. Later, in 1951, he earned a Masters degree in School Administration from Bucknell University.

In the 1940s during World War Two, he served in the U.S. Navy as a 3rd Class Medical Corpsman and was attached to the Navy’s 4th Marine Regiment and its 3rd and 6th Divisions overseas in the Pacific Theater of Operations.

Returning to Juniata County in 1945, he began what was to be a lifelong commitment to enhance educational opportunities for students in the county.

His first classroom position was as a biology and social studies teacher at the Juniata Joint High School where he also served as athletic director. In 1951, he was promoted to Supervising Principal for the Thompsontown-Delaware Township School District. In March 1953, he was elected Supervising Principal of East Juniata High School as well as the elementary schools throughout the district.

As Supervising Principal, he oversaw the planning and construction of a new building for East Juniata High School, a project completed in record time of 18 months with students entering the new school in August 1953.

In 1966, the county’s public school system was reorganized into the Juniata County School District. Under the new reorganization, Mr. Metz was named Assistant Superintendent. He held this position until his retirement in 1972.

From 1958 until 1999, Mr. Metz also owned and operated Metz Acres dairy farm in the Kurtz Valley of Juniata County. It was a 326-acre farm he had inherited from his late father, but he applied his own personal entrepreneurial skills to the successful management of the operation. He worked directly with farm employees and adapted modern techniques in the housing and breading of a dairy heard consisting of, on average, 150 Holstein cows and young cattle. Recognition of his successful enterprise by other dairy farmers across Pennsylvania resulted in his election as State Director of the Pennsylvania Holstein Association from 1981 until 1991.

During his active careers in banking, education and agriculture, Mr. Metz still managed to participate in a variety of local and county wide civic and church affairs. For example, in the 1950s he was President of the Juniata County Teachers Association and the Mifflintown Rotary Club and he has served as an elder in both the Westminster and Lost Creek Presbyterian Churches.

Honored By His Alma Mater

The achievements of Mr. Metz was recognized by Juniata College, his alma mater, at the college’s May 2001 commencement when it awarded him an honorary Doctorate in Humane Letters, honoria causa.

The honorary citation noted Mr. Metz’s “distinguished accomplishments in three major areas, education, agribusiness and finance”, and continued: “In recognition of his achievements, his civic leadership, his life-long commitment to public education and his entrepreneurial zeal, Juniata College is proud to confer upon Samuel Franklin Metz the degree of Doctor of Humane Letters.”

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